Exhibit 21.1
SUBSIDIARIES OF REGISTRANT

PLACE OF INCORPORATION
NAME	OR ORGANIZATION
Leadis Technology, Ltd.	Cayman Islands
Leadis International Limited	Hong Kong
Leadis Technology Korea, Inc.	Korea